Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS
FOR FISCAL SECOND QUARTER

•	Net Earnings per Diluted Share of $1.17
•	Quarterly Net Sales Increase by Approximately 4.3%
•	Quarterly Comparable Sales Increase by Approximately 3.4%
•	Modeling Fiscal Third Quarter 2014 Net Earnings per Diluted Share of Approximately $1.17 to $1.21
•	Modeling Fiscal Fourth Quarter 2014 Net Earnings per Diluted Share of Approximately $1.78 to $1.83
•	Modeling Fiscal Full Year 2014 Net Earnings per Diluted Share of Approximately $5.00 to $5.08

UNION, New Jersey, September 23, 2014 --- Bed Bath & Beyond Inc. today reported net earnings of $1.17 per diluted share ($224.0 million) in the fiscal second quarter ended August 30, 2014, compared with net earnings for the fiscal second quarter of 2013 of $1.16 per diluted share ($249.3 million).  Net sales for the fiscal second quarter of 2014 were approximately $2.945 billion, an increase of approximately 4.3% from net sales of approximately $2.824 billion reported in the fiscal second quarter of 2013.  Comparable sales in the fiscal second quarter of 2014 increased by approximately 3.4%, compared with an increase of approximately 3.7% in last year’s fiscal second quarter.

During the fiscal second quarter of 2014, the Company repurchased approximately $1.0 billion of its common stock, representing approximately 16.9 million shares.  As of August 30, 2014, the remaining balance of the new $2.0 billion share repurchase program authorized in July 2014 was approximately $1.8 billion.

For the fiscal first half ended August 30, 2014, the Company reported net earnings of $2.09 per diluted share ($411.0 million) compared with $2.09 per diluted share ($451.8 million) in the corresponding period a year ago.  Net sales for the fiscal first half of 2014 were approximately $5.602 billion, an increase of approximately 3.0% from net sales of approximately $5.436 billion in the corresponding period a year ago.  Comparable sales for the fiscal first half of 2014 increased by approximately 2.0%, compared with an increase of approximately 3.5% in last year’s fiscal first half.

The Company is modeling net earnings per diluted share to be approximately $1.17 to $1.21 for the fiscal third quarter of 2014, approximately $1.78 to $1.83 for the fiscal fourth quarter of 2014, and approximately $5.00 to $5.08 for the fiscal full year.  The timing and amount of the Company’s share repurchases impacts the quarterly and full year diluted weighted average shares outstanding differently with the impact on the individual quarters being greater than the impact on the full year.  Therefore, the sum of the net earnings per diluted share for the four fiscal quarters of the year, representing the two fiscal quarters already reported, and the estimated net earnings per diluted share for the third and fourth fiscal quarters, are greater than the estimated fiscal full year net earnings per diluted share by approximately five to six cents.  The modeling of net earnings per diluted share is based upon a number of assumptions which will be described in the Company’s second quarter of fiscal 2014 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

Cost Plus World Market was excluded from the comparable sales calculations through the end of the fiscal first half of 2013 and is included beginning with the fiscal third quarter of 2013.  Linen Holdings is excluded from the comparable sales calculations and will continue to be excluded on an ongoing basis because it represents non-retail activity.

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a retailer selling a wide assortment of domestics merchandise, home furnishings, consumables and juvenile products operating under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon or Harmon Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products from the Company either in store, online or through a mobile device. The Company has the developing ability to have customer purchases picked up in store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors.  The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, food service, healthcare and other industries.  Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

The Company operates web sites at bedbathandbeyond.com, christmastreeshops.com, harmondiscount.com, buybuybaby.com and worldmarket.com.   As of August 30, 2014, the Company had a total of 1,506 stores, including 1,017 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 269 stores under the names of World Market, Cost Plus World Market or Cost Plus, 92 buybuy BABY stores, 78 stores under the names of Christmas Tree Shops, Christmas Trees Shops andThat! or andThat!, and 50 stores under the names of Harmon or Harmon Face Values.  During the fiscal second quarter, the Company opened two Bed Bath & Beyond stores, one buybuy Baby store, and three Cost Plus World Market stores.  In addition, the Company is a partner in a joint venture which operates five stores in the Mexico City market under the name Bed Bath & Beyond.

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This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; liquidity; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; and the integration of acquired businesses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Susan E. Lattmann	(908) 855-4120

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended

	August 30, 2014	August 31, 2013	August 30, 2014	August 31, 2013

Net sales	$2,944,905	$2,823,672	$5,601,603	$5,435,812

Cost of sales	1,810,860	1,710,188	3,436,673	3,289,357

Gross profit	1,134,045	1,113,484	2,164,930	2,146,455

Selling, general and administrative expenses	765,304	723,718	1,495,488	1,433,588

Operating profit	368,741	389,766	669,442	712,867

Interest expense, net	9,528	1,675	11,622	1,900

Earnings before provision for income taxes	359,213	388,091	657,820	710,967

Provision for income taxes	135,260	138,787	246,815	259,173

Net earnings	$223,953	$249,304	$411,005	$451,794

Net earnings per share - Basic	$1.18	$1.18	$2.11	$2.11
Net earnings per share - Diluted	$1.17	$1.16	$2.09	$2.09

Weighted average shares outstanding - Basic	189,625	212,134	194,622	213,792
Weighted average shares outstanding - Diluted	191,496	214,697	196,796	216,516

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, unaudited)

	August 30, 2014	August 31, 2013

Assets

Current assets:
Cash and cash equivalents	$1,226,627	$383,336
Short term investment securities	59,999	455,579
Merchandise inventories	2,758,726	2,591,247
Other current assets	434,416	434,299

Total current assets	4,479,768	3,864,461

Long term investment securities	92,383	81,552
Property and equipment, net	1,576,912	1,477,336
Goodwill	486,279	486,279
Other assets	398,918	398,345

	$7,034,260	$6,307,973

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,258,568	$1,033,709
Accrued expenses and other current liabilities	407,178	389,689
Merchandise credit and gift card liabilities	294,658	264,281
Current income taxes payable	46,494	11,653

Total current liabilities	2,006,898	1,699,332

Deferred rent and other liabilities	487,425	493,199
Income taxes payable	100,758	88,730
Long term debt	1,500,000	-

Total liabilities	4,095,081	2,281,261

Total shareholders' equity	2,939,179	4,026,712

	$7,034,260	$6,307,973

Certain reclassifications have been made to the fiscal 2013 consolidated balance sheet to conform to the fiscal 2014 consolidated balance sheet presentation.

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Six Months Ended

	August 30, 2014	August 31, 2013

Cash Flows from Operating Activities:

Net earnings	$411,005	$451,794
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	117,795	105,160
Stock-based compensation	33,760	28,439
Tax benefit from stock-based compensation	6,460	12,036
Deferred income taxes	(26,113)	(13,722)
Other	(756)	(666)
Increase in assets, net of effect of acquisitions:
Merchandise inventories	(179,770)	(125,033)
Trading investment securities	(5,209)	(5,696)
Other current assets	(28,918)	(46,977)
Other assets	(2,179)	(3,624)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	195,651	135,589
Accrued expenses and other current liabilities	24,136	(1,886)
Merchandise credit and gift card liabilities	10,442	12,800
Income taxes payable	(5,660)	(57,031)
Deferred rent and other liabilities	3,846	4,412

Net cash provided by operating activities	554,490	495,595

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(84,367)	(652,342)
Redemption of held-to-maturity investment securities	513,750	646,875
Capital expenditures	(156,136)	(130,322)

Net cash provided by (used in) investing activities	273,247	(135,789)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	9,704	36,230
Proceeds from issuance of senior unsecured notes	1,500,000	-
Payment of deferred financing costs	(10,157)	-
Prepayment under share repurchase agreement	(165,000)	-
Excess tax benefit from stock-based compensation	1,087	3,590
Repurchase of common stock, including fees	(1,303,260)	(581,261)

Net cash provided by (used in) financing activities	32,374	(541,441)

Net increase (decrease) in cash and cash equivalents	860,111	(181,635)

Cash and cash equivalents:
Beginning of period	366,516	564,971
End of period	$1,226,627	$383,336